EXHIBIT 5.1

                 WOODS, OVIATT, GILMAN, STURMAN & CLARKE LLP
                           44 Exchange Street
                       Rochester, New York  14614

                         Tel. No. (716) 454-5370
                         Fax  No. (716) 454-3968



October 1, 1998

Board of Directors
Paychex, Inc.
911 Panorama Trail South
Rochester, New York  14625

     Re:  Paychex, Inc.
          Registration Statement on Form S-8

Gentlemen:

     This opinion of counsel is given in connection with a Registration Statement on Form S-8 being filed by you with the Securities and Exchange Commission relating to 3,000,000 shares of common stock of Paychex, Inc. ("Paychex") to be issued upon exercise of options granted under the Paychex, Inc. 1998 Stock Incentive Plan (the "Plan").

     We have reviewed all corporate action taken or expected to be taken with respect to the Plan and the common stock expected to be issued thereunder.

     We are please to advise that the 3,000,000 shares of common stock of Paychex, when issued and delivered in accordance with the terms of the Plan and applicable Delaware General Corporation Law, will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the above-referenced Registration Statement.

                            Very truly yours,

               WOODS, OVIATT, GILMAN, STURMAN & CLARKE LLP

                        /s/ Harry P. Messina, Jr.
                    _________________________________
                            Harry P. Messina, Jr.